Exhibit 99.1

Amarantus Announces Positive Interim Toxicology Data for MANF in Retinitis Pigmentosa

SAN FRANCISCO, CA AND GENEVA, SWITZERLAND – July 1, 2014 - Amarantus Bioscience Holdings, Inc. (OTCBB:AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, today announced positive interim toxicology data for MANF in an ocular safety animal model, relevant to MANF development in Retinitis Pigmentosa. The data produced at a leading ophthalmology contract research laboratory using slit-lamp observations in rabbits demonstrated that an intravitreal injection with MANF was safe and well tolerated in the eye.

“Today’s data announcement marks the beginning of our path towards an IND for MANF in Retinitis Pigmentosa,” said Gerald E. Commissiong, President & CEO of Amarantus. “Given what we are seeing with the results to date, we believe there is a significant opportunity to further develop MANF in Retinitis Pigmentosa. We have already begun the process of preparing for an orphan drug designation filing with the FDA, and will be updating the market on progress in that area in the near future. We look forward to getting the full data set that will be included as part of our submission package to the FDA. ”

Retinitis Pigmentosa (RP) refers to a group of inherited diseases causing retinal degeneration. The cell-rich retina lines the back inside wall of the eye and is responsible for capturing images from the visual field. People with RP experience a gradual decline in their vision because photoreceptor cells (rods and cones) die. Symptoms include a progressive degeneration of peripheral and night vision as well as the degeneration in color perception and central vision; night blindness is one of the earliest and most frequent symptoms of RP. RP is typically diagnosed in adolescents and young adults. The rate of progression and degree of visual loss varies from person to person. Most people with RP are legally blind by age 40. There are approximately 100,000 patients in the United States, 100,000 patients in Europe and 50,000 patients in Japan diagnosed with RP, qualifying it as an orphan indication. It is estimated that the market opportunity for RP drugs exceeds $10B annually, and there are currently no approved treatments in the market.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (Mesencephalic-Astrocyte-derived Neurotrophic Factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response of the endoplasmic reticulum. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property (IP) around MANF, and is initially focusing on the development of MANF-based protein therapeutics. MANF's current lead indication is Retinitis Pigmentosa, with other applications including Parkinson's disease, Alzheimer’s disease and Wolfram’s Syndrome. Additional applications for MANF may include Traumatic Brain Injury (TBI), myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under evaluation.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

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CONTACTS

Amarantus Bioscience Holdings, Inc.:

Aimee Boutcher, Investor Relations

408.737.2734 x 101

ir@amarantus.com